                                                     700 Terrace Point Drive                    Phone 616-724-5000
SPX CORPORATION                                      P.O. Box 3301                              Fax   616-724-5720
                                                     Muskegon, MI 49443-3301

                                 March 25, 1996

        Fellow Shareholders:

                 You are cordially invited to attend the 1996 Annual Meeting of Shareholders on Wednesday, April 24, 1996 at 9:00 a.m. (Eastern Time), at the Company's headquarters, 700 Terrace Point Drive, Muskegon, Michigan. The items to be acted upon at the meeting are listed in the Notice of Annual Meeting and are described in the Proxy Statement. Shareholders of record at the close of business on March 15, 1996 are entitled to vote at the Annual Meeting.

                 Along with the other members of your Board of Directors, I look forward to the opportunity of personally greeting those shareholders who attend this year's meeting. I urge you to vote, sign, date and return the proxy card in the enclosed postage-paid envelope, even if you plan to attend the meeting. All shareholders are welcome to attend the Annual Meeting and to vote in person, whether or not they have returned the proxy card.

                                           Sincerely,

                                           JOHN B. BLYSTONE

                                           JOHN B. BLYSTONE
                                           Chairman, President and
                                           Chief Executive Officer

                                SPX CORPORATION
            700 TERRACE POINT DRIVE    MUSKEGON, MICHIGAN 49443-3301
                            TELEPHONE (616) 724-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1996

To the Shareholders:

     The Annual Meeting of Shareholders of SPX Corporation will be held at the offices of the Company at 700 Terrace Point Drive in Muskegon, Michigan, on Wednesday, April 24, 1996 at 9:00 a.m. (Eastern Time), for the purpose of considering and taking action with respect to the following matters:

        1. The election of three directors of the Company;

        2. The approval of the Company's EVA Incentive Compensation Plan; and

        3. Such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. The transfer books of the Company will not be closed.

     Each shareholder, including any shareholder who expects to attend the meeting in person, is requested to execute the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. The proxy may be revoked by the shareholder at any time before it is exercised, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

     A copy of the Company's 1995 Annual Report to Shareholders has been mailed to each shareholder.

                                            By Order of the Board of Directors,

                                            JAMES M. SHERIDAN
                                            Vice President and Secretary
Muskegon, Michigan
March 25, 1996

               IMPORTANT--PLEASE MAIL YOUR SIGNED PROXY PROMPTLY
               IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE

                                SPX CORPORATION
            700 TERRACE POINT DRIVE    MUSKEGON, MICHIGAN 49443-3301
                            TELEPHONE (616) 724-5000

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 1996

     This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of SPX Corporation to be held on Wednesday, April 24, 1996.

     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof. The enclosed proxy may be revoked at any time before it is exercised. The only business which the Board of Directors intends to present or knows will be presented is the election of three directors and the approval of the Company's new EVA Incentive Compensation Plan. The proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If no instructions are given, the shareholder's shares will be voted according to the recommendations of the Board of Directors.

RECORD DATE AND VOTING AT THE MEETING

     The holders of record on March 15, 1996, the record date, of Common Stock, $10 par value, of the Company will be entitled to one vote per share on each matter submitted to the meeting. At the close of business on the record date, there were outstanding 14,325,318 shares of Common Stock. No other voting securities of the Company were outstanding at the close of business on the record date. The holders of one-third of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

     The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting is required for the election of directors, the approval of the Company's EVA Incentive Compensation Plan and the approval of such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposal to elect directors and the proposal to approve the Company's EVA Incentive Compensation Plan are treated as votes against the election of the directors and against the Plan, respectively. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial holders of those shares, and therefore, as shares not entitled to vote.

     This proxy statement and the proxy were first mailed to shareholders on or about March 25, 1996.

                             ELECTION OF DIRECTORS

     At the date of the Annual Meeting, the Board of Directors will consist of nine members, divided into three classes. At this Annual Meeting, three nominees are to be elected to serve for a term of three years and until their respective successors are elected and qualified. The remaining six directors will continue to serve as set forth below, with two directors having terms expiring in April 1997 and four directors having terms expiring in April 1998. Each of the nominees is now a director of the Company and has agreed to serve if elected. The proxy holders will vote the proxies received by them for the three nominees, or in the event of a contingency not presently foreseen, for different persons as substitutes therefor.

     The following sets forth with respect to each nominee and each director continuing to serve, his or her name, age, principal occupation, the year in which he or she first became a director of the Company, committee assignments and directorships in other business corporations.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                   FOR A THREE-YEAR TERM EXPIRING APRIL 1999

[CAMPBELL PHOTO]     J. KERMIT CAMPBELL
                     Mr. Campbell, 57, is a private investor and leadership consultant. He was formerly President and Chief Executive Officer of Herman Miller,
                     Inc., a manufacturer of furniture and other products for offices and other work environments. He joined the SPX Board in 1993 and is a member of the Audit Committee and the Compensation Committee. He is Chairman
                     and a principal of Cellar Masters of America.
[KERBER PHOTO]       RONALD L. KERBER
                     Mr. Kerber, 52, is the Executive Vice President and Chief Technology
                     Officer of Whirlpool Corporation, a manufacturer of major home appliances. He joined the SPX Board in 1992 and is a member of the Audit
                     Committee and the Finance Committee.
[MERLIN PHOTO]       PETER H. MERLIN
                     Mr. Merlin, 67, is a Partner of Gardner, Carton & Douglas, Corporate
                     Counsel for the Company. He joined the SPX Board in 1975 and is a member of the Director Affairs Committee, Finance Committee and Executive
                     Committee. He is a director of Aldi, Inc., Lechler, Inc., a Trustee of
                     Northwestern Memorial Hospital and Chairman and Director of the Chicago
                     Horticultural Society-Botanic Garden.

                MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN
                      OFFICE WHOSE TERMS EXPIRE APRIL 1997

[BLYSTONE PHOTO]     JOHN B. BLYSTONE
                     Mr. Blystone, 42, is the Chairman, President and Chief Executive Officer
                     of the Company. He joined the SPX Board in December, 1995 and is
                     Chairman of the Executive Committee.

[EHMANN PHOTO]       FRANK A. EHMANN
                     Mr. Ehmann, 62, is the former President and Chief Operating Officer of
                     American Hospital Supply Corporation. He joined the SPX Board in 1988 and is a member of the Compensation Committee, Director Affairs
                     Committee and Executive Committee. He is a director of American Health
                     Corp., Inc., AHA Investment Funds, Inc., Genderm, Inc. and Kinetic
                     Concepts, Inc.

                MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN
                      OFFICE WHOSE TERMS EXPIRE APRIL 1998

[COFFIN PHOTO]       SARAH R. COFFIN
                     Ms. Coffin, 43, is the Vice President, Specialty Group Manager of H.B.
                     Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. She joined the SPX Board in 1995 and is a member of the Compensation Committee and the Finance Committee.
[HOPKINS PHOTO]      EDWARD D. HOPKINS
                     Mr. Hopkins, 58, is the former Chairman, President and Chief Executive
                     Officer of Medalist Industries, Inc., a designer, manufacturer and distributor of fastener and fastener related products. He joined the SPX
                     Board in 1986 and is a member of the Executive Committee and the Finance
                     Committee.
[JOHNSON PHOTO]      CHARLES E. JOHNSON II
                     Mr. Johnson, 60, is a private investor and former President and Chief
                     Operating Officer of the Company. From July through December 1995 he served as Chairman and Chief Executive Officer of the Company. He joined the SPX Board in 1976 and is a member of the Executive Committee, Audit
                     Committee and Director Affairs Committee. He is a director of Baker
                     College of Muskegon and Hackley Hospital.
[WILLIAMS PHOTO]     DAVID P. WILLIAMS
                     Mr. Williams, 61, is President and Chief Operating Officer of The Budd
                     Company, a manufacturer of automobile and truck body components, wheel and brake products, castings, stampings, chassis frame components, air bag components, automotive heating accessories and cold weather starting aids. He joined the SPX Board in 1992 and is a member of the Audit
                     Committee and the Compensation Committee. He is a director of The Budd
                     Company, Budd Canada Inc., Greening Donald Co. Ltd., Standard Federal
                     Bank, Thyssen Production Systems, Inc. and WTVS Channel 56-Detroit
                     Public Television.

     Each of the nominees and directors of the Company has had the principal occupation set forth above or has been an executive officer or partner with the respective organization for the past five years; except for

Mr. Blystone, who prior to joining the Company in December 1995, was from 1988 to 1991 Senior Vice President of JI Case, a division of Tenneco, Inc., from 1991 to 1994 was with General Electric Company as Vice President and General Manager of GE Superabrasives and from 1994 to 1995 as President and Chief Executive Officer of Nuovo Pignone and GE Power Systems Europe; Mr. Campbell, who prior to joining Herman Miller, Inc. in 1992, was a group vice president of Dow Corning Corporation, where he held various executive positions since 1960; Ms. Coffin, who prior to joining H.B. Fuller Company in 1994, held executive positions with G.E. Plastics, a business unit of General Electric Company, for more than five years; and Mr. Kerber, who from 1988 to 1991 was Vice President, Technology and Business Development at McDonnell Douglas Corp.

     The law firm of Gardner, Carton and Douglas, where Mr. Merlin is a partner, has been retained by the Company to represent it on various legal matters.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

     There were nine meetings of the Board of Directors of the Company in 1995 and each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of which he or she was a member.

     The Board of Directors has established committees which deal with certain areas of the Board's responsibility. These committees are the Audit Committee, Compensation Committee, Director Affairs Committee, Executive Committee, and Finance Committee.

     The Audit Committee, which held three meetings in 1995, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are: (i) to make recommendations on the selection of independent auditors; (ii) to review the scope of the annual audit to be performed by the independent auditors and the audits conducted by the internal audit staff; (iii) to review the results of those audits; (iv) to meet periodically with management, the independent public accountants and the internal audit staff to review financial, accounting and internal control matters; and (v) to meet periodically with both the independent public accountants and the internal audit staff, and without management being present, to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting.

     The Compensation Committee, which held four meetings in 1995, is responsible for considering and approving the Company's compensation program for senior management, including the grant of stock options and other awards under the Company's Stock Compensation Plan, Annual Performance Compensation Plan and long-term Performance Unit Plan.

     The Director Affairs Committee, which held six meetings during 1995, (i) conducts a continuing study of the size, structure and composition of the Board;
(ii) makes recommendations to the Board on changes in compensation of directors;
(iii) seeks out and interviews possible candidates for Board membership and reports its recommendations to the Board; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by shareholders. A shareholder desiring to recommend a person for nomination to the Board must provide written notice to the Secretary of the Company no later than 120 days prior to the first anniversary of the 1996 Annual Meeting of Shareholders and in compliance with the requirements set forth in the Company's by-laws. In addition, the nominating shareholder should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for membership.

     The Executive Committee, which held one meeting in 1995, has authority to act on most matters during the intervals between Board meetings.

     The Finance Committee, which met once in 1995, (i) reviews the Company's strategic and annual plans and major capital projects; (ii) studies the Company's capital structure and makes recommendations to the Board on debt and equity financing; (iii) reviews the investment performance, actuarial assumptions and funding practices for the Company's pension, healthcare and defined contribution plans; and (iv) reviews the Company's risk management practices and its dividend policy.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of March 15, 1996, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                 NUMBER
                                                                   OF
                                                                 SHARES          PERCENT
                                                                 BENEFICIALLY    OF
                                                                 OWNED(1)(2)(3)  CLASS
                                                                 -------         ---
          Curtis T. Atkisson, Jr...............................   82,793(4)       *
          John B. Blystone.....................................  148,300(5)      1.0%
          J. Kermit Campbell...................................    5,517          *
          Sarah R. Coffin......................................    1,741          *
          Frank A. Ehmann......................................   10,858          *
          Edward D. Hopkins....................................   11,017          *
          Charles E. Johnson II................................   69,357(4)       *
          Dale A. Johnson......................................  147,959         1.0%
          Ronald L. Kerber.....................................    7,758          *
          Stephen A. Lison.....................................   47,971(4)       *
          Peter H. Merlin......................................   10,836          *
          James M. Sheridan....................................   79,428(4)       *
          William L. Trubeck...................................   16,120          *
          David P. Williams....................................    6,800          *
          Albert A. Zagotta....................................   20,458          *
          All directors and executive officers as a group
            (17 persons) including the above-named.............  712,135         5.0%

- - - ---------------
 *   Less than 1%.

(1) Included for Messrs. Atkisson, Blystone, D.A. Johnson, Lison, Sheridan, Trubeck, Zagotta and all executive officers are their respective allocated shares held in the SPX Corporation Savings and Stock Ownership Plan. Non-employee directors do not participate in this plan.

(2) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(3) Includes shares which may be acquired within 60 days pursuant to options as follows: Mr. Atkisson -- 59,500 shares, Mr. Campbell -- 3,900 shares, Ms. Coffin -- 2,600 shares, Mr. Ehmann -- 9,200 shares, Mr. Hopkins -- 9,200 shares, Mr. C. E. Johnson II -- 6,400 shares, Mr. D. A. Johnson -- 111,000 shares, Mr. Kerber -- 6,400 shares, Mr. Lison -- 39,000 shares, Mr. Merlin -- 9,200 shares, Mr. Sheridan -- 66,500 shares, Mr. Trubeck -- 14,000 shares, Mr. Williams -- 5,300 shares, and all directors and executive officers as a group (17 persons) -- 454,700 shares.

(4) Includes shares held by family members of certain directors and executive officers in which such directors and officers disclaim any beneficial interest.

(5) Includes 125,000 shares of restricted stock granted to Mr. Blystone as part of his initial employment contract with the Company. These shares vest ratably based on continued employment to the vesting date at the rate of 25,000 shares per year beginning December 1, 1996. Mr. Blystone will receive all dividends on, and has the right to vote, these shares.

OTHER PRINCIPAL SHAREHOLDERS

     The Company is not aware of any person or group who beneficially owns more than 5% of the Company's Common Stock except the following:

                                                               AMOUNT OF             PERCENT
                                                               BENEFICIAL              OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP              CLASS
          ---------------------------------------------------  ---------             -------
          FMR Corp. (Fidelity Investments)                     1,508,600(1)           10.5%
            82 Devonshire Street
            Boston, MA 02109
          Fidelity Management Trust Company                    1,492,872(2)           10.4%
            82 Devonshire Street
            Boston, MA 02109
          State of Wisconsin Investment Board                  1,253,000               8.7%
            P.O. Box 7842
            Madison, WI 53707
          ICM Asset Management, Inc.                             944,850               6.6%
            601 W. Main Ave., Suite 917
            Spokane, WA 99201
          Harris Associates L.P.                                 866,000(3)            6.0%
            Two North LaSalle Street, Suite 500
            Chicago, IL 60602

- - - ---------------
(1) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,508,600 shares of the Company. Of that total number of shares, 697,800 (5.42%) are owned by Fidelity Value Fund.

(2) Fidelity Management Trust Company is the Trustee of the Company's Savings and Stock Ownership Plan and as of February 29, 1996 owned such number of shares pursuant to the Plan.

(3) Harris Associates L.P. serves as investment advisor to Harris Associates Investment Trust (the "Trust"). The series of the Trust designated The Oakmark Fund and The Oakmark Small Cap Fund beneficially own 815,800 and 50,000 shares of the Company, respectively.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation received by the Company's Chief Executive Officers and the five other most highly paid executive officers for the three fiscal years ended December 31, 1995. None of the eight named officers is employed under contract or employment agreement except for Mr. Blystone.

                           SUMMARY COMPENSATION TABLE

- - - -----------------------------------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                  -------------------------------------------------------------------
                                                                          AWARDS             PAYOUTS
- - - -----------------------------------------------------------------------------------------------------------------
                                                       OTHER                    NUMBER OF
                                                       ANNUAL     RESTRICTED    SECURITIES             ALL OTHER
                                                     COMPENSA-      STOCK       UNDERLYING    LTIP     COMPENSA-
                                   SALARY    BONUS    TION(1)      AWARD(S)      OPTIONS     PAYOUTS    TION(3)
NAME AND PRINCIPAL POSITION YEAR     ($)      ($)       ($)          ($)           (#)       ($)(2)       ($)
- - - -----------------------------------------------------------------------------------------------------------------
John B. Blystone
 --------------
Chairman, President and     1995  $ 17,308       --      --     $1,968,750(4)     125,000             $  420,779(5)
Chief Executive Officer     1994        --       --                      0              0                     --
(12/18/95 to present)       1993        --       --                      0              0                     --

Charles E. Johnson II(6)
- - - ---------------------
Chairman and Chief          1995  $153,000       --      --              0          1,600             $  531,418(6)
Executive Officer           1994        --       --                      0              0                     --
(6/28/95 to 12/18/95)       1993        --       --                      0              0                     --

Dale A. Johnson
- - - --------------
Chairman and Chief          1995  $252,500       --      --              0              0          0  $1,486,993(7)
Executive Officer           1994  $475,000  $379,396                     0         36,000   $377,944  $   28,489(7)
(resigned 6/28/95)          1993  $465,000  $ 65,872                     0         35,000          0  $   14,819

Curtis T. Atkisson, Jr.
- - - ------------------
President and Chief         1995  $304,000  $ 34,709     --              0              0          0  $  388,407(8)
Operating Officer           1994  $292,000  $214,268                     0         21,000   $216,882  $   13,140
(retired 10/31/95)          1993  $280,000  $ 37,229                     0         21,000          0  $    5,071

William L. Trubeck(9)
- - - -------------------
Senior Vice President --    1995  $275,000  $ 31,262     --              0              0          0  $   15,750
Finance and Chief           1994  $ 37,020  $ 75,000                     0         14,000          0  $      952
Financial Officer           1993        --       --                      0              0          0          --

Albert A. Zagotta(10)
- - - -------------------
Executive Vice President    1995  $255,000  $ 26,864     --              0              0          0  $   19,273
                            1994  $245,000  $177,680                     0         16,000          0  $  103,094(10)
                            1993        --       --                      0              0          0          --
James M. Sheridan
- - - ----------------
Vice President,
  Administration,           1995  $213,500  $ 27,468     --              0              0          0  $   15,377
General Counsel and         1994  $205,000  $127,699                     0         12,000   $131,569  $    9,224
Corporate Secretary         1993  $200,000  $ 18,000                     0         12,000          0  $    3,557

Stephen A. Lison
- - - --------------
Vice President,             1995  $153,500  $ 15,648     --              0              0          0  $   10,167
Human Resources             1994  $147,000  $ 72,440                     0          7,000   $ 77,451  $    6,615
                            1993  $138,000  $ 21,625                     0          6,800          0  $    2,476
- - - -----------------------------------------------------------------------------------------------------------------

 (1) No other Annual Compensation other than perquisites is payable. Perquisites are below threshold reporting.
 (2) Messrs. D.A. Johnson, Atkisson, Sheridan and Lison were participants in the 1992-1994 Performance Unit Plan which concluded as of December 31, 1994. The plan paid incentive awards to the four executive officers in the form of cash (performance units) and shares (performance shares). All of the cash and 1/3 of the shares awarded vested immediately on the award payment date (January 17, 1995). The remaining 2/3 of the shares vest, based on continued employment, 1/3 on January 14, 1996 and 1/3 on January 17, 1997. Mr. D.A. Johnson and Mr. Atkisson retired during 1995 and their unvested shares were vested as of their respective retirement dates. The total cash and shares (vested and unvested) earned by each named officer was: Mr. D.A. Johnson, $153,000 and 13,232 shares; Mr. Atkisson, $87,750 and 7,596 shares; Mr. Sheridan, $53,250 and 4,607 shares; and Mr. Lison, $31,500 and 2,703 shares. The amount shown above as LTIP Payouts in 1994 include cash payments and the total value of the vested and unvested shares based on the January 17, 1995 share closing price of $17.00.
 (3) Except as otherwise noted in the footnotes to this table, the amounts reported in this column include only Company contributions to its qualified and non-qualified defined contribution plans.
 (4) An award of 125,000 shares of Restricted Stock was made to Mr. Blystone on November 24, 1995 as part of his initial employment contract. The value of the award was $1,984,375 based on the December 29, 1995 closing price of the shares of $15.875. These shares vest ratably over 5 years at 20% per year beginning December 1, 1996. Mr. Blystone receives dividends on and has the right to vote all the shares, vested and nonvested.
 (5) Includes a $420,000 cash payment made to Mr. Blystone upon joining the Company as part of his initial employment contract. The balance of the amount reported is the Company contributions to Mr. Blystone's accounts in the Company's qualified and non-qualified defined contribution plans.
 (6) In addition to his compensation as an outside director of the Company which amounted to $42,500, Mr. C.E. Johnson was paid salary amounting to $153,000 in 1995 for serving as Chief Executive Officer during the period indicated and, in addition, was granted an increase in his annual pension from the Company from $97,048 to $150,000 per year. The amount attributable to this increased pension is shown in the Table under All Other Compensation.
 (7) Includes $31,932 of Company contributions to Mr. Johnson's accounts in the Company's qualified and non-qualified defined contribution plans; the annual premium of $7,114 for a life insurance policy issued on the life of Mr. Johnson under a deferred compensation agreement entered into originally by the Owatonna Tool Company and Mr. Johnson in 1981 and which was settled in 1995 with a lump sum payment equal to the cash value of the policy amounting to $221,050; severance pay of $1,010,000 and pension enhancement as part of his severance package valued at $416,415 and other cash payments as part of his severance totaling $21,532.
 (8) Includes $23,323 of Company contributions to Mr. Atkisson's accounts in the Company's qualified and non-qualified defined contribution plans and a pension enhancement as part of his retirement package valued at $365,084.
 (9) Mr. Trubeck was elected to his current position when he joined the Company on November 14, 1994.
(10) Mr. Zagotta was elected to his current position when he joined the Company upon the consolidation of Sealed Power Technologies Limited Partnership. Includes $4,620 of Company contributions to Mr. Zagotta's accounts in the Company's qualified and non-qualified defined contribution plans and $98,474 realized upon the cancellation of his stock options in Sealed Power Technologies Limited Partnership paid in 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

- - - -----------------------------------------------------------------------------------------------------------------
                                NUMBER OF
                                SECURITIES
                                UNDERLYING   % OF TOTAL OPTIONS    EXERCISE
                                 OPTIONS         GRANTED TO           OR                          GRANT DATE
                                GRANTED(1)      EMPLOYEES IN      BASE PRICE   EXPIRATION     PRESENT VALUE(2)(3)
             NAME                  (#)              1995          ($/SHARE)       DATE                 $
- - - -----------------------------------------------------------------------------------------------------------------
John B. Blystone..............    125,000           100%            $15.75       11/24/05          $ 635,000
- - - -----------------------------------------------------------------------------------------------------------------

(1) The option granted is nonqualified, is for a period of 10 years, becomes exercisable in full 6 months after the date of grant and was granted pursuant to Mr. Blystone's initial employment agreement. No tandem or freestanding SARs were granted in 1995. There are no performance-based conditions to exercisability, reload or tax reimbursement features associated with the option granted in 1995. The exercise price is fixed for the life of the option at the closing price of SPX Corporation's common stock on the grant date.
(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
     - An option exercise price of $15.75, equal to the fair market value of the underlying stock on the date of grant.
     - An option term of ten years.
     - An interest rate of 5.9 percent, which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
     - Volatility of .277 calculated using monthly price and dividend data for the five-year period ending in the grant month.
     - Dividend yield at the rate of 2.9 percent representing the average dividend yield for the five-year period ending in the grant month.

     The ultimate values of the option will depend on the future market price of SPX Corporation's common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(3) The Company changed its annual cycle for the granting of options from December to February; therefore, no options were granted to the other named executive officers in 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at December 31, 1995.


- - - -----------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                      SHARES                 STOCK OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS AT
                                     ACQUIRED      VALUE           YEAR END(1)             FISCAL YEAR END(1)
                                    ON EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
               NAME                     (#)         ($)                (#)                         ($)
- - - -----------------------------------------------------------------------------------------------------------------
John B. Blystone..................          0           0              0/125,000                    $0/$15,625
Charles E. Johnson II.............          0           0                6,600/0                      $2,963/0
Dale A. Johnson...................     25,000     $81,250              151,550/0                     $54,091/0
Curtis T. Atkisson, Jr............          0           0               84,500/0                    $130,875/0
William L. Trubeck................          0           0               14,000/0                     $12,250/0
Albert A. Zagotta.................          0           0               16,000/0                     $14,000/0
James M. Sheridan.................      3,500     $ 7,000               66,500/0                     $82,088/0
Stephen A. Lison..................      1,500     $ 3,188               39,000/0                     $47,278/0
- - - -----------------------------------------------------------------------------------------------------------------

(1) All exercisable options were exercisable immediately at December 31, 1995. All unexercisable options were those granted to Mr. Blystone on November 24, 1995 and were in-the-money as of December 31, 1995. The value of the options is based upon the year-end closing price of the Company's Common Stock as reported on the New York Stock Exchange composite tape ($15.875). No SARs are held by the named executive officers.

                        SPX CORPORATION PERFORMANCE UNIT PLAN

     The Company has sponsored a long-term incentive plan called the SPX Corporation Performance Unit Plan, which operates on three-year performance periods. At the beginning of each performance period, a participant is granted a target award based on a percentage of his current salary. The target award is then divided equally between cash units of $500 each and shares of the Company's Common Stock. At the end of the performance period, depending upon the level of the performance achieved, the cash units earned will be valued from zero to a maximum of $750 and the number of shares earned will range from zero to 150% of the target amount.

     For the 1995 performance period (January 1, 1995 to December 31, 1997), the corporate goal is expressed in terms of growth in the Company's share price plus dividends relative to the growth in the S&P 500 Index as follows:

                   SPX PERFORMANCE                             LEVEL OF ACHIEVEMENT
          ---------------------------------       -----------------------------------------------
          Less than 80% of S&P 500 growth     --  No awards earned
          80% of S&P 500 growth               --  50% of target award earned (threshold)
          100% of S&P 500 growth              --  100% of target award earned (target)
          150% of S&P 500 growth              --  150% of target award earned (maximum)

     Cash units and one-third of the shares earned are payable immediately following the close of a performance period. The remaining two-thirds of the earned shares vest ratably over the two years following the close of the performance period based on continued employment.

     The following table sets forth the awards and opportunities for the three-year performance period January 1, 1995 to December 31, 1997 for the executives named in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

- - - ------------------------------------------------------------------------------------------------------------------
                              CASH           PERFORMANCE OR
                           UNITS/SHARE     OTHER PERIOD UNTIL
                         UNITS OR OTHER       MATURATION OR      THRESHOLD(1)(2)       TARGET            MAXIMUM(3)
         NAME              RIGHTS (#)            PAYOUT             ($ OR #)         ($ OR #)(2)          ($ OR #)
- - - ------------------------------------------------------------------------------------------------------------------
John B. Blystone         --                        --            --                --                --
Charles E. Johnson II    --                        --            --                --                --
Dale A. Johnson          230 cash units/         1/1/95          $57,500 and       $115,000 and      Cash and shares
                         7347 share              through         3674 shares       7347 shares       may not exceed a
                         units                  12/31/97                                             value of $460,000
Curtis T. Atkisson,      132 cash units/         1/1/95          $33,000 and       $66,000 and       Cash and shares
  Jr.                    4216 share              through         2108 shares       4216 shares       may not exceed a
                         units                  12/31/97                                             value of $264,000
William L. Trubeck       91 cash units/          1/1/95          $22,750 and       $45,500 and       Cash and shares
                         2908 share              through         1454 shares       2908 shares       may not exceed a
                         units                  12/31/97                                             value of $182,000
Albert A. Zagotta        96 cash units/          1/1/95          $24,000 and       $48,000 and       Cash and shares
                         3058 share              through         1529 shares       3058 shares       may not exceed a
                         units                  12/31/97                                             value of $192,000
James M. Sheridan        80 cash units/          1/1/95          $20,000 and       $40,000 and       Cash and shares
                         2554 share              through         1277 shares       2554 shares       may not exceed a
                         units                  12/31/97                                             value of $160,000
Stephen A. Lison         47 cash units/          1/1/95          $11,750 and       $23,500 and       Cash and shares
                         1499 share              through         750 shares        1499 shares       may not exceed a
                         units                  12/31/97                                             value of $94,000
- - - ------------------------------------------------------------------------------------------------------------------

(1) No awards are paid if the minimum level of achievement is not reached.
(2) Shares earned are valued at the NYSE closing price of SPX Corporation's shares on the trading day in the first quarter of 1998 when the award payment, if earned, is made (the award payment date).
(3) The maximum award value payable to any participant is 200% of the grant date dollar value of the total award at target, and, if maximum is achieved, the participant's shares earned are reduced accordingly based on their dollar value at the end of the performance period. The dollar amount shown is the aggregate maximum value of cash and shares.

                                 PENSION PLANS

     The annual pension benefits payable to the executives named in the Summary Compensation Table can be determined from the following table.

- - - -----------------------------------------------------------------------------------------------
                                             YEARS OF CREDITED SERVICE
                     --------------------------------------------------------------------------
FINAL THREE-YEAR
    AVERAGE
  COMPENSATION       10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- - - -----------------------------------------------------------------------------------------------
    $200,000        $ 77,333     $116,000      $116,000     $116,000     $116,000     $123,500
     300,000         116,000      174,000       174,000      174,000      174,000      185,250
     400,000         154,667      232,000       232,000      232,000      232,000      247,000
     500,000         193,334      290,000       290,000      290,000      290,000      308,750
     600,000         232,000      348,000       348,000      348,000      348,000      370,500
     700,000         270,667      406,000       406,000      406,000      406,000      432,250
     800,000         309,333      464,000       464,000      464,000      464,000      494,000
     900,000         348,000      522,000       522,000      522,000      522,000      555,750
- - - -----------------------------------------------------------------------------------------------

     Covered compensation is based on salary and bonus as shown in the Summary Compensation Table.

     The estimated years of credited service at normal retirement age for the persons named in the Summary Compensation Table are: Mr. Blystone -- 23 years; Mr. Trubeck -- 17 years; Mr. Zagotta -- 13 years; Mr. Sheridan -- 30 years; Mr. Lison -- 31 years; Mr. D.A. Johnson retired on June 28, 1995 with 21 years of credited service and Mr. Atkisson retired on October 31, 1995 with 10 years of credited service.

     The annual retirement benefits shown in the above table are computed on the basis of a straight life annuity.

     The amounts reported in this Pension Plan Table are payable at the normal retirement age of 65 and are payable from the Company's qualified pension plan and Supplemental Retirement Plan for officers and other key executives. The amounts shown are subject to reduction by the sum of the executive's primary Social Security benefit and any pension benefits payable from prior employer plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values.

                            DIRECTORS' COMPENSATION

     Directors who are employees of the Company or a subsidiary do not receive directors' fees. Directors who are not employees receive an annual retainer plus $1,000 for each regular or special meeting attended. The annual retainer was increased effective January 1, 1995, from $20,000 to $22,000 and is paid one-half in cash and one-half in SPX shares until the director achieves total SPX share ownership at least equivalent in value to the annual retainer amount, after which the entire retainer amount is paid in cash. For service on Committees of the Board, non-employee directors of the Company receive $1,000 for each Committee meeting which they attend. The Chairman of each Committee receives an additional annual retainer of $1,500. In addition to the payment of such fees, the Company reimburses all directors for expenses incurred in carrying out their duties.

     Under the Directors' Retirement Plan, any director who retires after ten or more years of service as a director is entitled to an annual pension, payable for life, equal to the annual retainer in effect on the retirement date. Directors who retire with more than five years but less than ten years of service receive a proration of the ten-year amount. Benefits under the Plan commence on the later of the retired director's sixty-fifth birthday or retirement from the Board of Directors. The Directors' Retirement Plan provides that upon a change-of-control, as defined under "Change of Control Agreements" below, a director who has less than five years of service as a director will be deemed to have completed five years of service, each former director will receive an immediate lump-sum payment of the actuarial present value of the director's benefit under the Plan, and each director who does not receive an immediate lump-sum payment will receive a lump-sum payment which is the actuarial present value of the director's Plan benefit upon termination of the directorship or termination of the Plan. The Company also has established a trust to ensure payment to all directors of these benefits.

     Stock options for the purchase of 1,000 shares of Common Stock were granted to each non-employee director on February 17, 1988. After that date, each non-employee director will be granted options for the purchase of 1,000 shares of Common Stock upon his or her initial election to the Board of Directors. Options also will be granted to non-employee directors, after the initial 1,000 share grant, on the date of each subsequent annual Board meeting, for a number of shares equivalent in value to the director's annual retainer divided by the closing price on that date. Each option gives the eligible director the right to purchase shares of the Company's Common Stock at 100% of the closing price on the date of grant, to expire three years from the date of termination of service, but in no event longer than ten years from the date of grant. The option prices for outstanding options granted to directors range from $14.125 to $28.00 per share.

                          CHANGE OF CONTROL AGREEMENTS

     The Board of Directors authorized the Company to enter into change of control severance agreements with its executive officers. These agreements are with Messrs. Blystone, Zagotta, Trubeck, Sheridan, and Lison, as well as five additional executives, and the agreements provide for the payment of compensation and benefits in the event of termination of employment following a change-of-control. A change-of-control is generally defined as (i) the acquisition by a person, other than the Company, of 20% or more in voting power of the Company's securities; (ii) a change in the majority of the Board of Directors over a two-year period; (iii) the sale of all or substantially all the Company's assets or the merger or consolidation of the Company with any other corporation, except where the Company's owners continue to hold at least 80% of the voting power in the new or surviving entity's securities; or (iv) the acquisition by a person, other than the Company, pursuant to an exchange or tender offer for securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.

     Each severance agreement will remain in effect for at least three years following the date of its execution. Thereafter, each agreement will be extended annually unless the Company gives proper notice of its election not to extend. If a change-of-control occurs during the term of an agreement, it will remain in effect for three years following the change-of-control.

     An executive whose employment is terminated after a change-of-control will generally receive additional compensation only if the termination was by the Company without cause or by the executive because of a diminution in salary, benefits or responsibilities or related reasons. An executive whose termination follows a change-of-control, but not because of one of the above reasons, will generally receive normal severance pay, payment of certain accrued vested benefits, a prorated bonus, vacation pay, deferred compensation and amounts payable under the terms of the EVA Incentive Compensation Plan. The severance agreements provide the following additional benefits payable after a change-of-control to executives who are terminated without cause or who resign for the reasons described above: (i) three times the sum of the executive's base salary and annual target bonus; (ii) continued health care coverage for three years; (iii) continued life insurance coverage for a period of three years in the amount of twice the executive's base salary and thereafter at one times base salary for the remainder of his or her life; (iv) full vesting and three additional years of credit under the Company's qualified pension plan, excess pension plan and supplemental retirement plan; (v) a lump-sum payment under the Company's supplemental retirement savings plan; (vi) a prorated award under the Performance Unit Plan or the EVA Incentive Compensation Plan; (vii) the removal of any restrictions placed on shares of restricted stock; (viii) the payment of any federal excise taxes; and (ix) the reimbursement of legal and tax audit fees, if any, incurred as a result of the termination. The Company has established a trust to ensure payment to all executives whose employment is terminated after a change-of-control of the compensation and benefits described herein.

                      DEATH BENEFIT PLAN FOR KEY MANAGERS

     As part of the total compensation package developed to assist the Company in attracting and retaining top quality managers, the Company in 1985 adopted a death benefit plan for certain key managers designated as eligible by the Company's Board of Directors. As of January, 1996, 29 active key managers,
including   officers named in the Summary Compensation Table, together with 30 retired managers were participating. Under this plan, if death occurs before retirement, the participant's beneficiary will receive a payment which, when adjusted for income taxes, will equal two times the amount of the individual's base salary as of the date of death. If death occurs after retirement the amount paid to the beneficiary after adjustment for income taxes will equal one times final base salary. The Company has purchased life insurance contracts on the lives of the participants, with the Company as owner and beneficiary, to indemnify the Company for the cost of such benefits. The cost incurred by the Company for this Plan during 1995 was not significant.

     Irrespective of any statement to the contrary included in any Company filing under the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICERS' COMPENSATION

     The Company's Compensation Committee (the "Committee"), which is comprised of four outside directors of the Company, is responsible for considering and approving the Company's compensation program for senior management, including the Company's executive officers. The key objectives of the Committee in establishing compensation programs for senior management are: (i) to attract and retain highly qualified executives to manage the Company and its operating divisions, and (ii) to provide strong financial incentives, at reasonable cost to the Company's shareholders, for senior management to maximize the Company's shareholder value.

     The Company's executive compensation program consists of three basic elements -- base salary, an annual bonus and longer term incentives which include performance units and stock options. Beginning in 1996, performance units will no longer be awarded and stock options will be granted as described below.

  Base Salaries

     Each executive officer has a base salary range and midpoint. Midpoints are determined on the basis of competitive compensation data. Position in range is determined on the basis of experience and performance.

  Annual Bonuses

     In 1995, the Company's annual bonus plan provided for awards based on net income (80% of opportunity) and personal performance goals (20% of opportunity). Individual performance goals are established each year for executive officers based on the individual's area of responsibility. These goals are generally measured subjectively rather than quantitatively and include managing divisional integration efforts, succession and organizational plans and productivity and quality improvement projects.

     The Company's net income performance in 1995 did not meet the threshold levels and the executive officers received no payment on the 80% portion of the annual Plan opportunity. The Committee awarded payments averaging 13% above target for personal goal achievement by the executive officers in 1995 and these amounts are shown for the named executive officers in the Summary Compensation Table.

     The Company also has a Performance Unit Plan under which award opportunities were granted in 1993, 1994 and 1995. The payout of award opportunities for corporate executive officers is based on the Company's total return to shareholders for a three-year period relative to the S&P 500. No award opportunities are to be granted under this Plan after 1995.

     Beginning in 1996, the Committee, based on the recommendations of management, recommended to the board, and the board has adopted, the new EVA Incentive Plan. The new plan provides for awards based on improvements in Economic Value Added (EVA). EVA is a measure of operating profit after deduction of all costs, including the cost of the Company's equity capital. The EVA bonus plan is based on three key concepts: 1) a target bonus, 2) a fixed share of EVA improvement in excess of expected EVA improvement ("excess EVA improvement") and
3) a bonus bank. The EVA bonus earned is equal to the sum of the target bonus plus the fixed share of excess EVA improvement (which may be negative). The bonus earned is credited to the bonus bank, and the bonus available to be paid to the participant is equal to the amount of the bonus bank balance, up to the amount of the target bonus, plus 1/3 of the bonus bank balance in excess of the target bonus. Of the total bonus available to be paid 80% is paid automatically and the remaining 20% is contingent upon the achievement of individual performance goals. No bonus is paid when the bonus bank balance is negative and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of excess EVA improvement.

     The Committee believes that excess EVA improvement provides the best operating performance measure of shareholder returns in excess of the cost of equity capital. To ensure that the plan provides strong incentives for management to increase shareholder value and does not reward poor performance by reducing performance standards nor penalize superior performance by raising performance standards, it is the Committee's intention that there will be no recalibration of expected EVA improvement or management's share of excess EVA improvement for a period of at least four years.

  Stock Options

     In past years, the Company has made annual stock option grants to executive officers using a "competitive grant value" concept. The number of option shares awarded to an executive officer was determined by dividing the current share price into a percentage (90% to 120% depending on the level of responsibility) of the executive's salary. As part of a reevaluation of the Company's executive compensation plans undertaken in December 1995 the Compensation Committee changed the time for awarding stock options from December to February. As a consequence, no options, other than those awarded to Mr. Blystone as part of his employment agreement, were granted to an executive officer of the Company in 1995.

     Consistent with the fixed share concept underlying the EVA program, the Company, in 1996 and subsequent years, plans to make annual stock option grants to executive officers on a "fixed share" basis. Under the new program, executive officers will receive each year an option on a fixed number of shares of stock without regard to the current price of the stock. Under the fixed share program, the number of option shares granted will not be increased to offset a decline in the stock price (as would be necessary to maintain a competitive grant value), and will not decrease to offset an increase in the stock price (as would also be necessary to maintain a competitive grant value).

     The value of current total compensation opportunities for senior management is slightly below a median competitive level based on the data from the Hewitt Associates Total Compensation Data Base (Core Group III, a group of middle market industrial companies). In the future, the Company's competitive position will depend on Company performance. If the Company does well, the fixed share concepts underlying the total compensation program will raise the Company's competitive position above median levels. If the Company does poorly, the fixed share concepts will cause the Company's competitive position to fall below median levels. The Committee believes that the total compensation program provides very strong incentives to maximize shareholder value with reasonable balance between the Company's need to retain strong senior management and shareholder cost objectives.

     Internal Revenue Code Section 162(m) limits the deduction a publicly-held company is allowed for compensation paid to executive officers, including those named in the table on page 7. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to be performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Committee will continue to consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

COMPENSATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICERS

     The Committee established the 1995 compensation of Dale A. Johnson, the Chairman and Chief Executive Officer through June 1995, using substantially the same criteria that were used to determine compensation levels for other executive officers discussed earlier in this report. Mr. Johnson's compensation was reviewed against the compensation paid to chief executive officers in the comparison groups referred to earlier in this report. His 1995 total compensation package (including salary, short and long-term incentive opportunity and the projected value of stock awards) places him at the 50th percentile of the total compensation amounts paid to chief executive officers in the Hewitt Associates Core Group III. In the Committee's view, this level of opportunity provides adequate and necessary incentives.

     Mr. Johnson's 1995 salary was determined based on the financial position of the Company at the end of 1994, Mr. Johnson's performance and competitive market data on salary levels. The Committee increased Mr. Johnson's salary in recognition of the performance of the Company in 1994. The Company does not assign relative weighting factors of performance in establishing the salary of the Chief Executive Officer.

     Mr. Johnson resigned as Chairman and Chief Executive Officer of the Company on June 28, 1995. Pursuant to his resignation, the Company agreed to payment of severance equal to two years' salary ($1,010,000), no payment of any bonus for 1995 and a retirement benefit enhancement valued at $416,415. Mr. Johnson will also continue to be a participant, on a reduced basis, in the Company's Performance Unit Plan pertaining to periods ending December 31, 1996 and will have no participation in the Plan for the period ending December 31, 1997.

     From June 28, 1995 through December 18, 1995, Charles E. Johnson II served as Chairman and Chief Executive Officer of the Company. Mr. Johnson, a director of the Company since 1976, was formerly the President and Chief Operating Officer of the Company. As Chief Executive Officer, he was paid a salary of $25,000 per month plus an amount ($531,418) calculated to increase his Company pension plan payment to $150,000 per annum.

     On December 18, 1995, John B. Blystone became Chairman, President and Chief Executive Officer of the Company and a member of its Board of Directors. In establishing Mr. Blystone's compensation, the Committee focused on four objectives: alignment -- giving incentives to choose strategies and investments that maximize shareholder value; leverage -- giving sufficient incentive compensation to motivate the executive to take risks and make difficult decisions in order to maximize shareholder value; retention -- giving the executive sufficient total compensation to keep him at the Company, particularly during periods of difficult performance due to market and industry factors; and shareholder cost -- limiting the cost of management compensation to levels that will maximize shareholder value. In pursuing these four basic objectives the Committee also took into account the competitive environment for comparable executive talent with the view to providing a package of incentives that would motivate the Chief Executive Officer to provide the Company with leadership over the long term. Pursuant to the employment agreement with Mr. Blystone, he will be paid an annual base salary of $450,000 and an annual bonus and long-term incentives to be established pursuant to the Company's recently adopted EVA Incentive Compensation Plan that will, for the year ended December 31, 1996, result in a minimum $250,000 cash award to be paid during the first quarter of 1997. In addition, stock options for 125,000 shares and a restricted stock award of 125,000 shares of the Company's common stock were granted. In addition, Mr. Blystone was paid $420,000, in cash, upon joining the Company to partially compensate him for compensation and benefits he forfeited upon leaving his prior employer. In the Committee's view, the terms of Mr. Blystone's employment are comparable to terms granted to chief executive officers of comparable companies and are necessary to attract and retain a chief executive officer in the competitive environment for executive talent.

     The foregoing report has been approved by all members of the Committee.

                        The Compensation Committee

                                  Frank A. Ehmann, Chairman
                                  J. Kermit Campbell
                                  Sarah R. Coffin
                                  David P. Williams

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Composite Index and the S&P Auto Parts-Aftermarket Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Auto Parts-Aftermarket Index on December 31, 1990, and reinvestment of all dividends). The companies included in the S&P Auto Parts-Aftermarket Index are Cooper Tire and Rubber Co.; Echlin, Inc.; Genuine Parts Co.; and Goodyear Tire and Rubber Co.

                                   [GRAPH]
                                   CHARISMA

      Measurement Period                                          Auto Parts-
    (Fiscal Year Covered)          SPX Corp.        S&P 500         A/Mkt.
1990                                    100.00          100.00          100.00
1991                                     93.30          130.47          183.46
1992                                    130.77          140.41          230.73
1993                                    132.13          154.56          268.18
1994                                    126.83          156.60          233.88
1995                                    124.41          215.45          289.15

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 1995 were Frank A. Ehmann (Chairman), J. Kermit Campbell, Sarah R. Coffin and David P. Williams. All Committee members are outside directors and no committee member is or has ever been an officer or employee of the Company.

                            PROPOSAL TO APPROVE THE
                        EVA INCENTIVE COMPENSATION PLAN

     On February 21, 1996, the Board of Directors, upon the recommendation of the Compensation Committee, adopted an incentive compensation plan based on the economic value added concept, the SPX Corporation EVA Incentive Compensation Plan (the "EVA Plan"), subject to approval by the shareholders at the 1996 Annual Meeting of Shareholders. The purpose of the EVA Plan is to link incentive awards for officers and key managers to the creation of investor wealth and to promote a culture of performance and ownership. Officers and key managers are approved for EVA Plan participation by the Compensation Committee.

     The EVA Plan provides for bonuses based on improvements in economic value added ("EVA"). EVA is equal to the net operating profit after tax minus a charge for all capital employed in the business including the Company's equity capital. The charge for capital is equal to the Company's weighted average cost of debt and equity at the Company's targeted debt to equity ratio, currently 11%, times the total capital employed in the business.

     An EVA Plan bonus is based on three key components: 1) a Target Bonus, 2) the EVA improvement in excess of expected EVA improvement ("Excess EVA Improvement"), and 3) a Bonus Bank. The bonus that may be earned by a participant for any fiscal year is the sum of the participant's Target Bonus plus a fixed share of the Excess EVA Improvement (which may be negative). Target Bonuses are a percentage of the salary midpoint (which, for plan purposes, may not increase by more than 10% per year) for each of the executive officer positions, with the percentage set at 80% for the Chief Executive Officer and 60% or 50% for the other executive officers. The expected EVA improvement for 1996 over 1995 is $4.2 million. The amount of expected EVA improvement for succeeding years is increased 10% each year. Excess EVA Improvement, which is the amount by which actual EVA improvement exceeds or falls short of expected EVA improvement, can be positive or negative without limitation. The CEO's fixed share of the Excess EVA Improvement is 7%, and the aggregate share for all other executive officers is 14% with each officer receiving an allocation proportionate to Target Bonuses.

     The bonus earned by each participant is determined by the Compensation Committee following release of the Company's financial statements for the applicable fiscal year and then credited to each participant's Bonus Bank, which has an initial balance of zero. The bonus available to be paid is the participant's Bonus Bank balance up to his or her Target Bonus, plus one-third of the Bonus Bank balance in excess of the Target Bonus. The participant receives 80% of that amount without further conditions and the remaining 20% if individual performance goals are attained.

     The bonus available to be paid to the participant is charged against the participant's Bonus Bank balance to determine the beginning balance for the next fiscal year. No bonus is paid when the Bonus Bank balance (following credits for any EVA bonus earned during the year) is negative, and negative Bonus Bank balances are carried forward to offset future bonuses earned. There is no cap on positive bonuses that can be earned and credited to the Bonus Bank for superior performance. There is also no cap on negative bonuses that may be deducted from the Bonus Bank for poor performance.

     The Company has determined that, for 1996, the Target Bonus for the CEO is $397,158 and for all seven executive officers including the CEO is $1,112,222. By way of example, if the Company has EVA improvement in 1996 of $5 million, the Excess EVA Improvement over the $4.2 million expected amount would be a positive $800,000. This would produce a bonus for the CEO as follows: The fixed share of the Excess EVA Improvement to be added to the CEO's Target Bonus would be 7% of $800,000, or $56,000. This amount would then be added to the Target Bonus of $397,158 for a bonus earned of $453,158, which would be added to the CEO's Bonus Bank. The payout from the Bonus Bank to the CEO would be the Bonus Bank balance of $453,158 up to the $397,158 Target Bonus, plus 1/3 of $453,158 minus $397,158, or $18,667. The bonus payable would be the Target Bonus of $397,158 plus $18,667 or $415,825, of which 80% would be paid out automatically and 20% would be based on individual performance goals. The CEO's beginning Bonus Bank for 1997 would be $453,158 minus $415,825, or $37,333. Any portion of the 20% that is not paid is forfeited and not credited back to the Bonus Bank.

     The Committee believes that Excess EVA Improvement provides the best operating performance measure of shareholder returns in excess of the cost of equity capital. To ensure that the EVA Plan provides strong incentives for management to increase shareholder value and does not reward poor performance by reducing performance standards nor penalize superior performance by raising performance standards, it is the Committee's intention that there will be no recalibration of expected EVA improvement or management's share of Excess EVA Improvement for a period of at least four years.

     The Board of Directors recommends a vote "FOR" the above proposal to approve the SPX Corporation EVA Incentive Compensation Plan.

              1997 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1997 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of James M. Sheridan, Secretary) not later than November 25, 1996. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

     The bylaws of the Company require that nominations for a director to be elected at the 1997 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than December 24, 1996. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, the Company's independent auditors since 1952, has been appointed by the Board of Directors as the Company's independent auditors for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to be available to answer appropriate questions and to make a statement if they so desire.

                                    GENERAL

     The cost of preparing, assembling and mailing this proxy statement and accompanying papers will be borne by the Company. Solicitations will be made by mail but in some cases may also be made by telephone or personal call by officers, directors or regular employees of the Company, who will not be specially compensated for such solicitation. The Company has retained the Kissel Blake Organization, Inc. to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The entire cost of such solicitation will be borne by the Company, which will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of the solicitation materials to those beneficial owners.

                                          By Order of the Board of Directors,

                                          JAMES M. SHERIDAN
                                          Vice President and Secretary
Muskegon, Michigan
March 25, 1996

SPX CORPORATION

FOR SHAREHOLDERS WITH COMMON SHARES HELD IN THE COMPANY'S KSOP TRUST:

1. Please notice the number of shares held in the KSOP Trust is indicated separately on the proxy card.

2. It is important to remember that your specific voting directions to the Trustee are strictly confidential and may not be divulged by the Trustee to anyone, including the company or any director, officer, employee or agent of the company. The Trustee will vote the shares being held by the Trust and not yet allocated to participant's accounts in the same manner and proportion as the shares for which the Trustee has received timely voting instructions. Shares in participant accounts for which no timely voting instructions are received by the Trustee, will also be voted in the same manner.








                         PROXY/VOTING INSTRUCTION CARD
                                SPX CORPORATION
                               MUSKEGON, MICHIGAN

                         ANNUAL MEETING APRIL 24, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of SPX Corporation, a Delaware corporation, hereby appoints John B. Blystone, William L. Trubeck and James M. Sheridan, or any one of them, with full power of substitution, to act as his agents and proxies at the Annual Meeting of Shareholders of the Company to be held in Muskegon, Michigan, on April 24, 1996 at 9 a.m. (Eastern Standard Time) with authority to vote at said meeting, and any adjournments thereof, as indicated below, all shares of stock of the Company standing in the name of the undersigned on the books of the Company.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1 AND ITEM 2.


                                               (Continued and to be signed and
                                                dated on the other side.)



                                                     SPX CORPORATION
                                                     P.O. BOX 11208
                                                     NEW YORK, N.Y.  10203-0208

SPX CORPORATION                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                               TO BE HELD APRIL 24, 1996


Dear Shareholder:

The Annual Meeting of Shareholders of SPX Corporation will be held at 9:00 a.m. Eastern Standard Time on Wednesday, April 24, 1996 at the company's headquarters in Muskegon, Michigan, for the following purposes:

        1. To elect three directors to the Board of Directors.
        2. To approve the SPX Corporation EVA Incentive Compensation Plan.
        3. To address such other business as may properly come before the meeting.

Only holders of Common Stock of SPX Corporation of record at the close of business on March 15, 1996 will be entitled to vote at the meeting or any adjournment thereof.

TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY/VOTING INSTRUCTION CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the company in reducing the expense of additional proxy solicitation.

For shareholders with common shares held in the company's KSOP Trust, please read the reverse side of this letter.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        JAMES M. SHERIDAN
March 25, 1996                          JAMES M. SHERIDAN
                                        Vice President, Administration
                                        Secretary and General Counsel

                             DETACH PROXY CARD HERE


        /     /

1. Election of three Directors                                         2. Approval of the EVA Incentive Compensation Plan.


   For             Against            Exceptions*                         FOR                  AGAINST               ABSTAIN

Nominees: J. Kermit Campbell, Ronald L. Kerber and Peter H. Merlin

          ________________________________________________________     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before
*Exceptions_______________________________________________________        the meeting.



To vote your shares for all Director nominees, mark
the "For" box on Item 1. To withhold voting for all
nominees, mark the "Withhold" box. If you do not wish
your shares voted "for" a particular nominee, mark
the "Exceptions" box and enter the name(s) of the
exception(s) in the space provided.                                                        CHANGE OF ADDRESS AND
                                                                                           OR COMMENTS MARK HERE


                                                                             If you sign as agent or in any other representative
                                                                             capacity, please state the capacity in which you sign.
                                                                             If shares are registered in the names of two or more
                                                                             persons, each such person should sign this proxy.


                                                                             DATE ___________________________________________, 1996


                                                                             SIGNATURE ____________________________________________

                                                                             VOTES MUST BE INDICATED          X
   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD                         (X) IN BLACK OR BLUE INK.
   PROMPTLY USING THE ENCLOSED ENVELOPE.

